Exhibit 10.1

SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into as of the 30th day of March, 2012 by and between Parlux Fragrances, Inc. (the “Company”) and Frederick E. Purches (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated November 8, 2010 (the "Agreement"); and

WHEREAS, the Company and the Executive amended the Agreement on March 18, 2011 (“First Amendment”); and

WHEREAS, the Company and the Executive wish to further amend the Agreement on the terms and conditions set forth in this Second Amendment (defined terms used in this Second Amendment shall have the respective meanings ascribed to such terms in the Agreement, unless redefined in this Second Amendment);

WHEREAS, the terms of this Second Amendment have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Term of Agreement and Employment. Section #2 of the Employment Agreement “Term of Agreement and Employment” is deleted in its entirety and replaced with the following:

a)

 “The term of the Executive’s employment as an employee under this Agreement will continue through January 31, 2013, unless terminated at an earlier date by mutual written agreement. Compensation shall be as defined under section 3(a) of the Agreement.

b)

At the termination of this Agreement on January 31, 2013 or earlier should the parties agree, the company shall continue to engage the executive as a consultant at the rate of $15,000 (Fifteen Thousand) per month for an additional six (6) months and shall continue to provide full healthcare coverage for himself and spouse in accordance with the terms provided to other executives during this period.

c)

At the completion of the six months period noted in (b) above, the company shall continue to provide the retired executive with full healthcare coverage for himself and spouse for a period of eighteen (18) months in accordance with the terms provided to other executives during this period.

d)

At the completion of the 18 months period noted in (c) above, the retired executive shall qualify for an additional eighteen (18) months of healthcare coverage in accordance with the COBRA guidelines then in effect, and the premium shall be paid in full by the Executive.

2.

Section #4 “Executive Benefits” in the Employment Agreement is deleted in its entirety and replaced with the following:

Executive Benefits. The Executive is entitled to four weeks of paid vacation during the fiscal year commencing April 1, 2012. The Executive will generally be able to participate in the benefit plans available to other executive officers of the Company, and shall be provided with an automobile allowance of $800 per month at the Company's expense. Executive shall participate in the group health, dental, disability, and life insurance benefit plans of the Company to the extent and as set forth on Exhibit A, as such plans may exist from time to time. Executive shall pay, through payroll deductions, the employee portion of the benefits as is indicated on Exhibit A. Upon (a) expiration of the Term or (b) termination of this Agreement or termination of a consultant engagement pursuant to Section 1.b above, other than for Cause (meaning Executive’s willful misconduct, commission of a felony, repeated disregard of his duties hereunder, or material breach of this Agreement), the amended provisions of Section #2 of the Employment Agreement will apply.

3.

Stock Options. As additional consideration for the Executive's services hereunder and the covenants contained herein, the Company shall grant Executive an option (the "Option") to purchase 50,000 shares of common stock of the Company (the "Common Stock") pursuant to the Company's 2007 Stock Incentive Plan. The Option (i) shall provide for an exercise price equal to the market price of the Common Stock as of the close of trading on the Nasdaq National Market on the date of this Agreement, and (ii) shall further provide that the Option shall vest and be exercisable immediately with respect to 50,000 shares of the Common Stock covered by the Option.

4.

Governing Law. This Amendment shall be governed by the laws of Florida without regard to the application of conflicts of laws.

5.

Entire Agreement. This Second Amendment, together with the Agreement and the First Amendment, constitutes the only agreement between Company and the Executive regarding the Executive’s employment by the Company. This Second Amendment, together with the Agreement and the First Amendment, supersedes any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof. A waiver by either party of any provision of the Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. The Agreement, as amended by the Amendment, may be further amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties. Except as modified by the Amendment, the Agreement remains in full force and effect between the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this under seal as of the date first above written.

PARLUX FRAGRANCES, INC.		EXECUTIVE

By:	/s/ Frank A. Buttacavoli	By:	/s/ Frederick E. Purches
	Frank A. Buttacavoli, Exec. VP and COO		Frederick E. Purches, CEO and Chairman